Exhibit 99.1

News Release	Corporate Communications 1300 Wilson Boulevard Suite 400 Arlington, Virginia 22209	Phone: 703-412-3231 Fax: 703-412-3220
For Immediate Release

Media Contact:                         Investor Contact:

Amanda Covington                        Tom Sexton
Phone: 703-412-3231                    Phone: 952-351-5597
E-mail: amanda.covington@atk.com            E-mail: thomas.sexton@atk.com

ATK Announces Agreement to Acquire Bushnell Group Holdings, Inc.

Bushnell Expands ATK’s Product Offerings in Hunting and Shooting Sports and Adds Exposure to New Outdoor Recreation Opportunities

Arlington, Va., Sept. 5, 2013 – ATK (NYSE: ATK) announced it has entered into a definitive agreement to acquire Bushnell Group Holdings, Inc. Bushnell is a leading global designer, marketer and distributor of branded sports optics, outdoor accessories and performance eyewear. The company offers a broad portfolio of high-quality, innovative and affordable products targeted to the outdoor and sport enthusiast.
The Bushnell acquisition will expand ATK’s product offerings into key growth areas. The completed acquisition would result in a comprehensive product offering in commercial and security ammunition, sporting arms and accessories. The transaction is subject to regulatory approvals and customary closing conditions. ATK anticipates closing the transaction in the third or fourth quarter of its Fiscal Year 2014 (FY14).
Under the terms of the transaction, ATK will pay $985 million in cash, subject to customary post-closing adjustments. This represents a projected calendar 2013 EBITDA multiple of approximately 10 times. Bushnell’s projected sales for calendar 2013 are approximately $600 million. ATK expects the acquisition to result in FY14 earnings per share (EPS) dilution due to the stub period, transaction expenses and purchase accounting. ATK expects the acquisition to be accretive to EPS in its first full year of operations (FY15), including impacts associated with transition expenses, and estimates FY16 EPS accretion of approximately $1.00. As part of this transaction, ATK has secured a $900 million senior secured acquisition financing commitment. ATK will finance the acquisition through a combination of this new financing, borrowings under its existing revolving credit facility, and cash on hand.
“The Bushnell acquisition is consistent with ATK’s focus on establishing leadership positions in our core markets,” said Mark DeYoung, ATK President and CEO. “This acquisition will broaden our existing capabilities in the commercial shooting sports and expand our portfolio of branded shooting sports products. In addition, this transaction will allow the company to effectively enter new sporting markets in golf, snow skiing and camping. ATK will leverage Bushnell’s strong sourcing, marketing, branding and distribution capabilities and capitalize on Bushnell’s track record of successfully integrating acquisitions and delivering profitable growth.”
Bushnell has a track record of product development and innovation, with more than 10,000 customer accounts in more than 90 countries worldwide. The company provides a complementary portfolio of 19 outdoor brands in sports optics, outdoor accessories and performance eyewear, including the iconic Bushnell brand and other authentic, heritage names such as Primos, Bollé, Hoppe’s, Uncle Mike’s, Butler Creek and Serengeti. Founded in 1948, Bushnell is headquartered in Overland Park, Kan. and employs approximately 1,100 skilled workers around the globe.
“Bushnell is a leading provider of outdoor consumer-branded products,” said Blake Lipham, Bushnell Outdoor Products President and CEO. “I am very proud of what the Bushnell team has accomplished. We are passionate about our brands, products and the outdoor enthusiasts we serve. The opportunity to join the ATK family will allow us to further support the emerging needs of our customers and consumers.”
ATK will integrate Bushnell into its Sporting Group within its existing accessories business. ATK’s Sporting Group is the established leader in sporting and law enforcement ammunition and shooting accessories. ATK’s ammunition brands include Federal Premium, CCI, Fusion, Speer, Estate Cartridge and Blazer. ATK’s accessories brands include BLACKHAWK!, Alliant Powder, RCBS, Champion targets and shooting equipment, Gunslick Pro and Outers gun-care products, and Weaver optics and mounting systems. In June 2013, ATK acquired Savage Sports Corporation, adding centerfire and rimfire rifles, shotguns and shooting range systems used for hunting, competitive and recreational shooting to its product offering.
Bushnell is a portfolio company of MidOcean Partners, a premier middle-market, private equity firm headquartered in New York.
ATK is an aerospace, defense, and commercial products company with approximately 14,000 employees and operations in 21 states, Puerto Rico, and internationally. ATK is headquartered in Arlington, Va. ATK’s Sporting Group is headquartered in Anoka, Minn. News and information can be found on the Internet at www.atk.com, on Facebook at www.facebook.com/atk, or on Twitter @ATK.
Certain information discussed in this presentation constitutes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Although ATK believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: failure to obtain necessary governmental approvals for the transaction; assumptions regarding the timing and certainty of the transaction; failure of the closing conditions in the purchase agreement to be satisfied in a timely manner or at all; changes in interest rates or credit availability; the risk that the anticipated benefits and cost savings from the transaction may not be fully realized or may take longer than expected to realize; assumptions regarding the demand for Bushnell’s products; the ability of ATK to retain and hire key personnel and maintain relationships with customers, suppliers and other business partners of Bushnell; costs or difficulties related to the integration of Bushnell following completion of the transaction; and changes in the business, industry or economic conditions or competitive environment. ATK undertakes no obligation to update any forward-looking statements. For further information on factors that could impact ATK, and statements contained herein, please refer to ATK’s most recent Annual Report on Form 10-K and any subsequent quarterly reports on Form 10-Q and current reports on Form 8-K filed with the U.S. Securities and Exchange Commission.

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